Exhibit 99.1

Digital Health Acquisition Corp. Announces the Separate Trading of its Shares of Common Stock and Warrants, Commencing December 30, 2021

New York, New York, December 28, 2021 -- Digital Health Acquisition Corp. (the "Company") announced today that, commencing on or about December 30, 2021 holders of the units sold in the Company’s initial public offering completed on November 8, 2021, may elect to separately trade the shares of common stock and warrants in the units on The Nasdaq Global Market (“Nasdaq”).

The shares of common stock and warrants that are separated will trade on Nasdaq under the symbols “DHAC” and “DHACW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “DHACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

The units were initially offered by the Company in an underwritten offering. A.G.P./Alliance Global Partners acted as the sole book-running manager. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on November 3, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Health Acquisition Corp.

Digital Health Acquisition Corp is a blank check company sponsored by Digital Health Sponsor LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on established, technology focused businesses positioned in the healthcare industry that have an aggregate enterprise value of approximately $175 million to $500 million and would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:

for Investors:

Investor Relations

Digital Health Acquisition Corp.

info@digitalhealthacquisition.com

561-672-7068